Exhibit 4.1


                          CONVERTIBLE SUBORDINATED NOTE


$3,000,000                                                    August 06, 2003

     FOR VALUE RECEIVED, the undersigned, ADEPT TECHNOLOGY, INC. ("Borrower"), hereby promises to pay to TRI-VALLEY CAMPUS I, LLC ("Lender"), or order, the principal sum or so much of the principal sum of Three Million Dollars ($3,000,000) as remains unpaid together with accrued interest as provided herein on the Maturity Date.

A Interest. Interest shall accrue on all obligations hereunder at a per annum rate equal to six percent (6.0%). Interest payable hereunder shall be calculated on the basis of a three hundred sixty (360) day year for actual days elapsed. All accrued interest shall be due and payable on the Maturity Date. Notwithstanding the foregoing, the principal sum hereunder shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default. In no event, however, will the interest rate payable hereunder exceed the maximum interest rate allowed by applicable usury and other laws (the "Maximum Legal Rate"), and the Borrower's obligations under this Note will be reduced if necessary to not exceed the Maximum Legal Rate.

B    Payment.

     a. Principal Payment. On the Maturity Date, all outstanding principal and all accrued and unpaid interest shall become immediately due and payable.

     b. Prepayment. Borrower shall have the right to prepay all or any portion of the amounts outstanding under this Note at the rates stated herein, upon providing fifteen business days notice of its intention to repay, indicating the amount of such prepayment. Upon notice TKG would have the right to convert this note during such five days from delivery of notice of Borrower's intention to repay.

     c. Form of Payment. Except as otherwise provided herein, principal and interest and all other amounts due hereunder are to be paid in lawful money of the United States of America in federal or other immediately available funds.

C    Events of Default; Remedies.

     a. Definition of Event of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

          i. Payment Default. Borrower's breach of the obligation to pay the principal outstanding and/or interest accrued hereunder on the applicable due date.

          ii. Bankruptcy. If Borrower becomes insolvent or the institution by Borrower of an Insolvency Proceeding or the institution against Borrower of an Insolvency Proceeding;

          iii. Material Adverse Change. If there occurs a material adverse effect on the business operations, condition (financial or otherwise) or prospects of Borrower or the ability of Borrower to repay or otherwise perform its obligations under this Note.

          iv. Cross-Acceleration. The occurrence of any default or failure to perform under any agreements entered into by Borrower subsequent to the date of this note that constitute material agreements of the Borrower, to which Borrower is a party or by which it is bound resulting in a right by Lender, including without limitation that certain Lease, dated September 18, 2000, as amended, between Lender and Borrower, for premises located in Livermore, California, whether or not exercised, to accelerate the maturity of any indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000). Notwithstanding the foregoing, such default shall not constitute a default for purposes of this agreement if such default or failure to perform is corrected within ten (10) business days after notice of such default is delivered by Lender.

          v. Change in Control. If a transaction occurs in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction. In any event Lender will not unreasonably withhold approval.

          vi. Remedies. Upon the occurrence of an Event of Default, upon delivery of notice to Borrower of the Event of Default, Lender may accelerate payment of the principal outstanding and interest accrued hereunder, declare all such amounts immediately due and payable, and may exercise all rights and remedies granted by law. Upon the occurrence of any Event of Default described in Section C.a., payment of the principal outstanding and interest accrued hereunder shall be automatically accelerated without any action by Lender. Notwithstanding the foregoing, a Change of Control to which Lender has consented shall not give rise to an Event of Default hereunder, including without limitation, payment of the Event of Default interest rate.

D    Conversion Rights.

     a. Voluntary Conversion. Lender may, in its sole discretion, at any time and from time to time after the date of this Note, elect to convert (the "Voluntary Conversion Right") all or any part of the outstanding principal balance hereunder into such number of fully paid and nonassessable Shares as determined by dividing the principal being converted by the Conversion Price subject to Section 5 hereof.

     b. Exercise of Conversion Right. To convert any of the principal hereunder into Shares by exercise of the Voluntary Conversion Right, Lender shall deliver to Borrower a written notice of election to exercise the Voluntary Conversion Right (the "Voluntary Conversion Notice"). Borrower shall, as soon as practicable thereafter, issue and deliver to Lender a certificate or certificates, registered in Lender's name, for the number of Shares to which Lender shall be entitled by virtue of such exercise (the "Voluntary Conversion Shares"). The conversion of the outstanding principal hereunder shall be deemed to have been made on the date that Borrower receives the Voluntary Conversion Notice (the "Conversion Date") and Lender shall be treated for all purposes as the record holder of the Voluntary Conversion Shares as of such date to the extent permitted under applicable law.

     c. Interest. If Lender exercises its Voluntary Conversion Right with respect to any outstanding principal amount, Borrower shall, concurrent with the issuance of the related Voluntary Conversion Shares, pay to Lender all interest accrued with respect to the principal converted, which payment shall be made in the form of cash, by converting such interest into principal hereunder, or additional Voluntary Shares. The form of the payment shall be at the discretion of the Borrower.

     d. Fractional Shares. Borrower shall not issue fractional Shares upon exercise of the Voluntary Conversion Right. As to any fractional Share which Lender would otherwise be entitled to receive, Lender shall receive from Borrower an amount in cash equal to an amount calculated by multiplying such fractional Share by the fair market value of one Share as determined by the closing price of a Share as reported on the OTCBB or such other exchange where shares of Borrower's common stock are traded (or if not traded, as determined in the good faith judgment of the Board of Directors of Borrower) on the date of exercise of the Voluntary Conversion Right. Payment of such amount shall be made in cash or by check payable to the order of Lender at the time of delivery of any certificate or certificates.

     e.   Conversion Price Adjustments.

          i. Adjustments for Share Splits and Subdivisions. If Borrower at any time or from time to time after the date hereof splits or subdivides the Shares outstanding or makes a payment or other distribution payable in additional Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Shares (hereinafter referred to as "Share Equivalents") without payment of any consideration by such holder for the additional Shares or the Share Equivalents (including the additional Shares issuable upon conversion or exercise thereof), then, as of the date of such dividend, distribution, split or subdivision, the Conversion Price shall be appropriately decreased so that the number of Shares issuable upon conversion of this Note shall be increased in proportion to such increase of Shares and Share Equivalents outstanding.

          ii. Adjustments for Reverse Share Splits. If the number of Shares or Share Equivalents outstanding at any time after the date hereof is decreased by a combination of the outstanding Shares then, following the date of such combination, the Conversion Price shall be appropriately increased so that the number of Shares issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding Shares.

          iii. Asset Distributions. If Borrower at any time or from time to time after the date hereof makes a payment, dividend, or other distribution payable to the holders of the Shares in assets of Borrower without simultaneous payment by such stockholders of consideration equal to the fair market value of the assets being distributed (including without limitation if Borrower redeems or repurchases any of the Shares), then, as of the date of such payment, dividend, repurchase, redemption or distribution, the Conversion Price shall be appropriately decreased so that the number of Shares issuable upon conversion of this Note shall be increased in proportion to such decrease in the fair market value of Borrower's total assets. If Borrower and Lender cannot agree on the fair market value of the assets distributed, Borrower shall appoint a firm of independent public accountants of recognized national standing reasonably acceptable to Lender which shall give their opinion upon the fair market value of the distributed and total assets and an appropriate adjustment to the Conversion Price. Upon receipt of such opinion, which shall be final and binding on Lender and Borrower, Borrower shall promptly mail a copy thereof to Lender and shall make the adjustments described therein.

          iv. Certificate as to Adjustments. Upon each adjustment of the Conversion Price, Borrower at its expense shall promptly compute such adjustment, and furnish Lender with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. Borrower shall, upon written request, furnish Lender a certificate setting forth the Conversion Price in effect upon the date thereof and the series of adjustments leading to such Conversion Price.

          v. Notice of Certain Events. If Borrower proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend or to redeem or repurchase any of its securities; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, Borrower shall give Lender (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Shares will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

E    Merger, Acquisition, Sale of Assets.

     a. In case of any consolidation of Borrower with any other person, any merger of Borrower into another person or of another person into Borrower (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the outstanding Shares) or any conveyance, sale, transfer or lease of all or substantially all of the properties and assets of Borrower (all of the foregoing transactions are collectively referred to herein as "M & A Transactions"; each, a "M & A Transaction"), the person formed by such consolidation or resulting from such merger or which acquires such properties and assets, as the case may be, shall assume this obligations of this Note such that Lender shall have the right thereafter, to convert this Note as specified in Section D into the kind and amount of securities, cash and other property receivable upon such M & A Transaction (including any Shares retainable) by a holder of the number and type of the Shares into which this Note might have been converted immediately prior to such M & A Transaction, assuming such holder (i) is not a person with which Borrower consolidated, into which Borrower merged or which merged into Borrower or to which such conveyance, sale, transfer or lease was made, as the case may be (a "Constituent Person"), or an Affiliate of a Constituent Person and
          (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such M & A Transaction (provided that if the kind or amount of securities, cash and other property receivable upon such M & A Transaction is not the same for each Share held immediately prior to such M & A Transaction by persons who were not a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-electing Share"), then for the purpose of this Section the kind and amount of securities, cash and other property receivable upon such M & A Transaction by the holders of each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares). Such supplemental agreement shall provide for adjustments which, for events subsequent to the effective date of such supplemental agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section E. The above provisions of this Section E shall similarly apply to successive M & A Transactions.

F    Piggyback Registration Rights.

     a. Borrower shall notify Lender in writing at least ten (10) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of Borrower (including, but not limited to, registration statements relating to secondary offerings of securities of Borrower, but excluding registration statements relating to any employee benefit plan, business combination, or to transactions contemplated by Rule 145 under the Securities Act) and will afford Lender an opportunity to include in such registration statement all or any part of the Shares issued upon conversion of this Note (the "Converted Shares") then held by Lender. Lender shall within five (5) days after receipt of the above described notice from Borrower, so notify Borrower in writing, and in such notice shall inform Borrower of the number of Converted Shares Lender wishes to include in such registration statement. [Subject to the requirement that Lender include at least 50% of the Converted Shares in the offering,] if Lender does not include all of its Converted Shares in a registration statement thereafter filed by Borrower, Lender shall continue to have the right to include Converted Shares in any subsequent registration statement or registration statements as may be filed by Borrower with respect to offerings of its securities, upon the terms and conditions set forth herein.

     b. Underwriting. If a registration statement under which Borrower gives notice under this Section F is for an underwritten offering, then Borrower shall so advise the Lender. In such event, the right of any Converted Shares to be included in a registration pursuant to this Section F shall be conditioned upon Lender's participation in such underwriting and the inclusion of the Converted Shares in the underwriting to the extent provided herein. Lender proposing to distribute their Converted Shares through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriters). Notwithstanding any other provision herein, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the Converted Shares sought to be included in the registration and the underwriting may be excluded in whole or in part. Any Converted Shares excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

     c. No Limit on Registrations. Except as otherwise provided herein, there shall be no limit on the number of times the Lender may request registration of Converted Shares under this Section F.

     d. Expenses. All expenses incurred by Borrower in complying with its obligations under this Section F, including, without limitation, all registration and filing fees, fees and expenses of complying with securities and blue sky laws, printing expenses and fees and disbursements of counsel for Borrower and of independent certified public accountants shall be paid by Borrower; provided, however, that all underwriting discounts and selling commissions and stock transfer taxes applicable to the Converted Shares covered by any registration effected pursuant to this Section F and all fees and disbursements of counsel to Lender or any holder of Converted Shares shall be borne by the seller or sellers thereof.

     e. Termination of Registration Obligations. The registration rights and the registration obligations of Borrower set forth herein shall terminate on the fourth anniversary of the Note subject to earlier termination of such registration rights once the Converted Shares can be sold by Lender or any other holder thereof in any three month period pursuant to Rule 144 promulgated by the Commission under the Securities Act.

     f. For a period of four (4) years from the date of this agreement, if either (i) Borrower shall desire to sell Shares, either pursuant to a public or private offering (a "Borrower Transaction"), or (ii) any officer, director of Borrower ("Insider Shareholders") shall desire to sell Shares in a private transaction or in any other transaction other than pursuant to Section 144 of the Securities Act of 1933, as amended (the "Securities Act"), then Lender shall have the right to participate in the sale of such Shares and may include Shares issuable upon conversion of this Note in such transaction. Lender shall have the right to include that number of Shares as agreed between Lender and Borrower but in no event less than that number of Shares as determined by multiplying the number of Shares issued or issuable to the Lender upon conversion of this Note times the following fractions:
          (i) if the transaction is a Borrower Transaction, the fraction shall be calculated as follows: the numerator shall equal the number of Shares proposed to be sold by the Borrower in the transaction and the denominator shall be the total number of outstanding Shares of the Borrower at the time of the transaction; and (ii) if the Inside Shareholders are the sellers of the Shares, the numerator shall be the total number of Shares proposed to be sold by the Inside Shareholders and the denominator shall be the total number of outstanding Shares of the Borrower at the time of the transaction. Subject to, Lender will not unreasonably withhold waiver of this right based upon managing underwriter(s) request as described in Section F.c. Notwithstanding the foregoing, Lender grants a exception for one small issuance during the next twelve (12) months should the Borrower find it necessary to meet its capital requirements.

     g. In the event that Lender does not intend to sell Shares in a Borrower Transaction, pursuant to subparagraph "f". above, Lender shall have the right to purchase additional securities of the Borrower in such Borrower Transaction on the same terms and conditions as the other investors in such Borrower Transaction. Lender shall have the right to purchase that number of equity securities as agreed between Lender and Borrower but in no event less than that number of equity securities as determined by multiplying the total number of shares of equity securities proposed to be sold in the Borrower Transaction times the following fraction: the numerator shall equal the number of Shares issued or issuable to the Lender upon conversion of this Note and the denominator shall be the total number of outstanding Shares of the Borrower at the time of the transaction.

     h. Borrower shall provide Lender with at least twenty (20) days prior written notice of a Borrower Transaction or a transaction involving the Inside Shareholders. Lender shall have ten (10) days to provide notice that it will either be a seller or a buyer in such transaction. The transaction must be consummated, within a period of ninety, (90) days from the date of the notice of the offer to Lender in order to avoid being subject again to the rights of Lender hereunder.

G    Additional Conversion Provisions.

     a. Borrower shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued common stock, for the purpose of effecting the conversion of this Note, the full number of shares of common stock then issuable upon the conversion of this Note. Borrower agrees that all Shares which may be delivered upon conversion of this Note, upon such delivery, will have been duly authorized and validly issued and will be fully paid and nonassessable (and shall be issued out of Borrower's authorized but unissued common stock) and, except as provided in the next subsection, Borrower will pay all taxes, liens and charges with respect to the issue thereof.

     b. Except as provided in the next sentence, Borrower will pay any and all taxes and duties that may be payable in respect of the issue or delivery of the Shares on conversion of this Note. Borrower shall not, however, be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of the Shares in a name other than that of Lender, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to Borrower the amount of any such tax or duty, or has established to the satisfaction of Borrower that such tax or duty has been paid.

H    Other Provisions.

     a.   Information. Borrower shall deliver to Lender:

          i. as soon as practicable after the end of each fiscal quarter, and in any event within forty-five (45) days thereafter, an unaudited balance sheet of Borrower as of the end of such quarter, cash flow statements and an unaudited statement of operations of Borrower for the portion of the Fiscal Year ended prepared and certified by the chief financial officer of Borrower, subject, however, to the exclusion of footnotes and to normal year-end audit adjustments;

          ii. as soon as practicable after the end of each Fiscal Year, and in any event within one hundred twenty (120) days thereafter, a copy of its audited financial statements accompanied by a report thereon by a firm of independent certified public accountants selected by Borrower, which report shall state that such financial statements fairly present Borrower's financial position at the end of such Fiscal Year; and

          iii. with reasonable promptness, such other information as from time to time may be reasonably requested by Lender.

I Definitions. As used herein, the following terms shall have the following meanings:

     a. "Conversion Price": One Dollar ($1.00), subject to adjustment as provided herein.

     b. "Convertible Securities": evidence of indebtedness or other securities which are convertible into or exchangeable for, with or without payment of additional consideration, Shares, either immediately or upon the arrival of a specified date or the happening of a specified event or both.

     c.   "Maturity Date": the June 30, 2006.

     d. "Shares": shares of the Borrower's common stock, no par value per share, or any security issued in exchange for such common stock.

J Governing Law; Jury Trial Waiver. This Note shall be governed by the laws of the State of California, without giving effect to conflicts of law principles. Each of Borrower and Lender hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Alameda, State of California. BORROWER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.


     Notices. Any notice or communication required or desired to be served, given or delivered hereunder shall be in the form and manner specified below, and shall be addressed to the party to be notified as follows:


    If to Lender:              TRI-VALLEY CAMPUS I, LLC
                               2755 Campus Drive, Suite 100
                               San Mateo, California 94403
                               Attention:  John T. Kontrabecki
                               Telecopier:  (650) 312-1333

    If to Borrower:            ADEPT TECHNOLOGY, INC.
                               3011 Triad Drive
                               Livermore, CA  94550
                               Attention:  Michael W. Overby,
                               Vice President and Chief Financial Officer
                               Telecopier: (925) 960-0452
     or to such other address as each party designates to the other by notice in the manner herein prescribed. Notice shall be deemed given hereunder if (i) delivered personally or otherwise actually received, (ii) sent by overnight delivery service, (iii) mailed by first-class United States mail, postage prepaid, registered or certified, with return receipt requested, or (iv) sent via telecopy machine with a duplicate signed copy sent on the same day as provided in clause (ii) above. Notice mailed as provided in clause (iii) above shall be effective upon the expiration of three (3) business days after its deposit in the United States mail, and notice telecopied as provided in clause (iv) above shall be effective upon receipt of such telecopy if the duplicate signed copy is sent under clause (iv) above. Notice given in any other manner described in this section shall be effective upon receipt by the addressee thereof; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice.

K Lender's Rights; Borrower Waivers. Lender's acceptance of partial or delinquent payment from Borrower hereunder, or Lender's failure to exercise any right hereunder, shall not constitute a waiver of any obligation of Borrower hereunder, or any right of Lender hereunder, and shall not affect in any way the right to require full performance at any time thereafter. Borrower waives presentment, diligence, demand of payment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. In any action on this Note, Lender need not produce or file the original of this Note, but need only file a photocopy of this Note certified by Lender be a true and correct copy of this Note in all material respects. No provision of this Note shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed or to convert this Note as herein provided.

L Enforcement Costs. Borrower shall pay all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses Lender expends or incurs in connection with the enforcement of this Note, the collection of any sums due hereunder, any actions for declaratory relief in any way related to this Note, or the protection or preservation of any rights of Lender hereunder.

M Severability. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is prohibited by or invalid under applicable law, it shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Note.

N Amendment Provisions. This Note may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Borrower and Lender.

O Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, each of Borrower and the holder hereof and their respective successors and assigns; provided, however, that Borrower's rights and obligations shall not be assigned or delegated without Lender's prior written consent, given in its sole discretion, and any purported assignment or delegation without such consent shall be void ab initio.

P Time of Essence. Time is of the essence of each and every provision of this Note.

Q Headings. Section headings used in this Note have been set forth herein for convenience of reference only. Unless the contrary is compelled by the context, everything contained in each section hereof applies equally to this entire

     The execution and delivery of this Note reflects satisfaction in full for all of Borrower's outstanding obligations under the The Kontrabecki Group Industrial - R&D Lease, dated September 18, 2000 as amended for 3011 Triad Drive, 3055 Triad Drive and 3077 Triad Drive and concurrent with the execution of this Note, such leases shall be amended and Borrower shall have no further obligations outstanding thereunder.

                                        ADEPT TECHNOLOGY, INC.

                                        By   /s/ Michael W. Overby
                                          ---------------------------------
                                        Print Name Michael W. Overby
                                                  -------------------------
                                        Title Vice President and CFO
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